Filed Pursuant to Rule 424(b)(3)
Registration No. 333-105816

PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED AUGUST 1, 2003)

$575,000,000
WATSON PHARMACEUTICALS, INC.

1.75% CONVERTIBLE CONTINGENT SENIOR DEBENTURES DUE 2023
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

        This Prospectus Supplement No. 4 supplements and amends the Prospectus dated August 1, 2003, as amended (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 1.75% Convertible Contingent Senior Debentures Due 2023 (the "Debentures") and shares of our common stock issuable upon the conversion of the Debentures. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

        The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus:

NAME	PRINCIPAL AMOUNT OF DEBENTURES BENEFICIALLY OWNED AND OFFERED HEREBY (1)	PERCENTAGE OF DEBENTURES OUTSTANDING	COMMON STOCK OWNED PRIOR TO THE OFFERING	COMMON STOCK OFFERED HEREBY (1)
Credit Suisse First Boston Europe Limited	3,750,000	*	—	93,633

*
Less than one percent.

(1)
The number of shares of common stock owned prior to the offering includes shares of common stock into which the Debentures are convertible. The number of shares of common stock issuable upon conversion of the Debentures offered hereby is based on a conversion rate of 24.9688 shares of common stock per $1,000 principal amount of Debentures and a cash payment in lieu of any fractional shares. The conversion rate is subject to adjustment in certain events resulting in the increase or decrease of the number of conversion shares from time to time. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the Debentures are convertible.

        INVESTING IN THE DEBENTURES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is September 5, 2003.